Exhibit 12

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions, except ratio amounts)

	Successor	Predecessor	Predecessor	Predecessor
	January 28, 2008 Through June 30, 2008(a)	January 1, 2008 Through January 27, 2008(b)	Six Months Ended June 30, 2007(c)	Year Ended December 31,
				2007(d)	2006(e)	2005(f)	2004(g)	2003(h)
Ratio of Earnings to Fixed Charges
Income from continuing operations before income taxes and minority interests	$(374.8)	$(125.4)	$590.5	$892.5	$834.8	$554.1	$513.0	$415.4
Add:
Fixed charges	954.0	93.3	382.8	843.4	706.6	508.6	291.8	251.6
Capitalized interest	25.3	2.7	9.3	20.4	24.3	14.1	4.1	2.4
Distributed income from equity investees	0.3	0.1	1.0	1.8	2.5	1.2	—	—
Amortization of capitalized interest	(0.3)	0.5	2.7	5.7	4.0	3.3	0.5	0.6
(Income)/loss from equity investments	(1.3)	(0.5)	(3.6)	(3.9)	(3.6)	(1.2)	0.9	0.9
Minority interests of subsidiaries that have not incurred fixed charges	0.3	0.1	(1.3)	(1.2)	3.0	—	(8.6)	(11.6)

Earnings as defined	$603.5	$(29.2)	$981.4	$1,758.7	$1,571.6	$1,080.1	$801.7	$659.3

Fixed charges:
Interest expense, net of interest capitalized	$935.9	$89.7	$362.4	$800.8	$670.5	$479.6	$269.3	$232.1
Interest included in rental expense	18.1	3.6	20.4	42.6	36.1	29.0	22.5	19.5

Total fixed charges	$954.0	$93.3	$382.8	$843.4	$706.6	$508.6	$291.8	$251.6

Ratio of earnings to fixed charges(i)	—	—	2.6	2.1	2.2	2.1	2.7	2.6

(a)	The Successor period of 2008 includes $108.7 million in pretax income for write-downs, reserves and recoveries, $22.1 million in pretax charges related to merger and integration, and $211.3 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity.

(b)	The Predecessor period of 2008 includes $4.7 million in pretax charges for write-downs, reserves and recoveries and $125.6 million in pretax charges related to merger and integration.

(c)	The first six months of 2007 includes $28.3 million in pretax income for write-downs, reserves and recoveries and $7.6 million in pretax charges related to the proposed sale of the Company.

(d)	2007 includes $109.7 million in pretax charges for write-downs, reserves and recoveries, $13.4 million in pretax charges related to the proposed sale of the Company, and $2.0 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2007 also includes the financial results of Corner Investment Company, LLC dba Bill’s Gamblin’ Hall & Saloon, from its February 27, 2007, date of acquisition and Macau Orient Golf, from its September 12, 2007, date of acquisition.

(e)	2006 includes $83.3 million in pretax charges for write-downs, reserves and recoveries, $37.0 million in pretax charges related to the review of certain strategic matters by the special committee of our Board of Directors and the integration of Caesars in Harrah’s Entertainment, and $62.0 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2006 also includes the financial results of London Clubs International from the date of our acquisition of a majority ownership interest in November 2006.

(f)	2005 includes $194.7 million in pretax charges for write-downs, reserves and recoveries, $55.0 million in pretax charges related to our acquisition of Caesars Entertainment, Inc., and $3.3 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2005 also includes the financial results of Caesars Entertainment, Inc., from its June 13, 2005, date of acquisition.

(g)	2004 includes $9.6 million in pretax charges for write-downs, reserves and recoveries and $2.3 million in pretax charges related to our pending acquisition of Caesars Entertainment, Inc. 2004 also includes the financial results of Horseshoe Gaming Holding Corp. from its July 1, 2004, date of acquisition.

(h)	2003 includes $10.5 million in pretax charges for write-downs, reserves and recoveries and $19.1 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity.

(i)	For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the Company’s nonconsolidated majority-owned subsidiaries. Our earnings were insufficient to cover our fixed charges by $350.5 million and $122.5 million for the Successor period ended June 30, 2008 and the Predecessor period ended January 27, 2008, respectively.